EXPENSE LIMITATION AGREEMENT

         This EXPENSE LIMITATION AGREEMENT is made as of the 17th day of November, 2004 by and among SCUDDER INVESTMENT PORTFOLIOS, a New York Business trust (the "Trust"), on behalf of PreservationPlus Income Portfolio (the "Portfolio", DEUTSCHE ASSET MANAGEMENT, INC., a Delaware corporation (the "Advisor"), and INVESTMENT COMPANY CAPITAL CORPORATION, a Maryland corporation (the "Administrator"), with respect to the following:

         WHEREAS, the Advisor serves as the Trust's and the Portfolio's Investment Advisor pursuant to Investment Advisory Agreements dated July 30, 2002, and the Administrator serves as the Trust's and Portfolio's Administrator pursuant to Administration and Services Agreements dated July 1, 2001 (collectively, the "Agreements").

         NOW, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

         1. The Advisor and Administrator agree to waive their fees and/or reimburse expenses to the extent necessary so that the ordinary annual operating expenses for the Portfolio as may be amended from time to time, do not exceed the percentage of average daily net assets set forth on Exhibit A from the date of this agreement to February 1, 2006. For the purposes of this Agreement, ordinary operating expenses for a Portfolio generally consist of costs not specifically borne by the Advisor, Administrator or a Portfolio's principal underwriter, including investment advisory fees, administration and services fees, fees for necessary professional services, amortization of organizational expenses and costs associated with regulatory compliance and maintaining legal existence and shareholder relations, but excluding: (a) transactions costs (such as brokerage commissions and dealer and underwriter spreads); (b) interest charges on Portfolio borrowings; (c) taxes; (d) litigation and indemnification costs; and (e) extraordinary expenses. Extraordinary expenses are those that are unusual or expected to recur only infrequently, including, but not limited to (i) expenses of the reorganization, restructuring or merger of a Portfolio or class or the acquisition of all or substantially all of the assets of another Portfolio or class; (ii) expenses of holding, and soliciting proxies for, a meeting of shareholders of a Portfolio or class (except to the extent relating to routine items such as the election of trustees or the approval of independent public

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                  accountants); and (iii) expenses of converting to a new
                  custodian, transfer agent or other service provider.

         2. This Agreement shall be effective as to the Portfolio immediately and, unless sooner terminated as provided herein, shall continue in effect as to such Portfolio until February 1, 2006, and may be extended for successive 16 month periods from such Portfolio's fiscal year end, provided such continuance is specifically approved at least annually by the vote of a majority of the Board of Directors of the Trust. Upon the termination of any of the Agreements, this Agreement shall automatically terminate with respect to the affected Portfolio.

         3. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act of 1940, as amended (the "1940 Act") shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission ("SEC") issued pursuant to said Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order. Otherwise the provisions of this Agreement shall be interpreted in accordance with the laws of New York.


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers as of the day and year first above written.

                                          SCUDDER INVESTMENT PORTFOLIOS
                                          on behalf of PreservationPlus Income
                                          Portfolio


Attest: /s/Lisa A. Hertz                      By:      /s/Bruce A. Rosenblum
        ----------------------------                   -----------------------
Name:   Lisa A. Hertz                         Name:    Bruce A. Rosenblum
                                              Title:   Assistant Secretary


                                           DEUTSCHE ASSET MANAGEMENT, INC.

Attest:  /s/Lisa A. Hertz                     By:      /s/John Kim
         ---------------------------                   -------------------------
Name:    Lisa A. Hertz                        Name:    John Kim
                                              Title:   Assistant Secretary


                                          INVESTMENT COMPANY CAPITAL CORPORATION

Attest:  /s/Lisa A. Hertz                     By:      /s/Jeff Engelsman
         ---------------------------                   -------------------------
Name:    Lisa A. Hertz                        Name:    Jeff Engelsman
                                              Title:   Assistant Secretary


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                                    Exhibit A

                                                  Ordinary Portfolio Operating
                                                            Expenses
                                                   (as a percentage of average
Portfolio                                               daily net assets)

PreservationPlus Income Portfolio                             0.48%